Exhibit 5.3

Consent of Fasken Martineau DuMoulin LLP

We hereby consent to the reference to our opinions in the sections “Eligibility for Investment” and “Certain Canadian Federal Income Taxation Considerations”, and to the reference to our name in the section “Legal Matters” in the Registration Statement on Form F-10 of GLG Life Tech Corporation filed on November 5, 2009. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP
Vancouver, British Columbia, Canada
November 5, 2009